Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact:	Alan Bunnell, (602) 250-3376
Analyst Contact:	Paul Mountain, (602) 250-4952
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2014 FIRST-QUARTER RESULTS

•                  Unfavorable weather main driver in quarter-over-quarter earnings decrease

•                  Company benefits from operational excellence and cost management execution

•                  Company affirms full-year 2014 earnings guidance

PHOENIX — Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $15.8 million, or $0.14 per diluted share of common stock, for the quarter ended March 31, 2014. This result compares with $24.4 million, or $0.22 per diluted share, for the same period in 2013. For both the 2014 and 2013 first-quarter periods, net income is the same as on-going earnings.

“The story for the first quarter was weather,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “Above-normal winter temperatures — combined with winter temperatures below historical averages a year ago — negatively impacted our financial results. However, because of our employees’ continued attention to operational excellence and cost-management execution, we remain optimistic that we will achieve our annual targets, especially with the summer heat and our two largest revenue quarters still ahead of us.”

The first-quarter results comparison was adversely impacted by the following major items:

•                  Milder-than-normal weather decreased the Company’s earnings by $0.13 per share compared to the 2013 first quarter, which was colder than normal. As a result, in the 2014 first quarter there were 239 heating degree-days (a measure of the effects of weather) — 51 percent fewer than normal and 61 percent less than the year-ago first quarter. Weather positively impacted 2013 first-quarter earnings by $0.06 per share.

•                  Lower transmission revenue reduced earnings by $0.03 per share due to a prior period true-up reflected in 2013’s first-quarter results.

These factors were offset in part by the following positive factors:

•                  Lower operating expenses impacted earnings by $0.04 per share compared with the prior-year quarter. The decrease largely was the result of lower employee benefit costs, partially offset by higher depreciation and amortization resulting from increased plant in service, as well as increased property taxes.

The operating expense variance excludes costs associated with renewable energy, energy efficiency and similar regulatory programs, which are largely offset by comparable amounts of operating revenues.

•                  The Lost Fixed Cost Recovery (LFCR) mechanism improved earnings by $0.02 per share.

•                  Slightly higher retail electricity sales — excluding the effects of weather variations, but including the effects of customer conservation, energy efficiency programs and distributed renewable generation — improved earnings $0.01 per share. Compared to the same quarter a year ago, weather-normalized sales increased 0.6 percent, while total customer growth was 1.3 percent quarter-over-quarter.

•                  Other miscellaneous items contributed $0.01 to the bottom line.

APS, the Company’s principal subsidiary, recorded 2014 first-quarter net income attributable to common shareholder of $19.5 million versus net income of $26.0 million for the comparable 2013 quarter.

Financial Outlook

For 2014, the Company continues to expect its on-going consolidated earnings will be in the range of $3.60 to $3.75 per diluted share. Longer-term, the Company’s goal is to achieve a consolidated earned return on average common equity of at least 9.5 percent annually through 2015.

Key factors and assumptions underlying the 2014 outlook can be found in the first-quarter 2014 earnings presentation slides on the Company’s website at pinnaclewest.com/investors.

Conference Call and Webcast

Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2014 first-quarter results, as well as recent developments, at 12 noon ET (9 a.m. AZ time) today, May 2. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Friday, May 9, 2014, by calling (877) 660-6853 in the U.S. and Canada or (201) 612-7415 internationally and entering conference ID number 13579568.

General Information

Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of about $13.5 billion, nearly 6,400 megawatts of generating capacity and about 6,400 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to nearly 1.2 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes.  Earnings per share amounts are based on average diluted common shares outstanding.  For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

NON-GAAP FINANCIAL INFORMATION

In this press release, we refer to “on-going earnings.” On-going earnings is a “non-GAAP financial measure,” as defined in accordance with SEC rules. We believe on-going earnings provide investors with a useful indicator of our results that is comparable among periods because it excludes the effects of unusual items that may occur on an irregular basis. Investors should note that these non-GAAP financial measures involve judgments by management, including whether an item is classified as an unusual item. We use on-going earnings, or similar concepts, to measure our performance internally in reports for management.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•                  our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;

•                  variations in demand for electricity, including those due to weather, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•                  power plant and transmission system performance and outages;

•                  competition in retail and wholesale power markets;

•                  regulatory and judicial decisions, developments and proceedings;

•                  new legislation or regulation including those relating to environmental requirements, nuclear plant operations and potential deregulation of retail electric markets;

•                  fuel and water supply availability;

•                  our ability to achieve timely and adequate rate recovery of our costs, including returns on debt and equity capital;

•                  our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•                  risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•                  current and future economic conditions in Arizona, particularly in real estate markets;

•                  the cost of debt and equity capital and the ability to access capital markets when required;

•                  environmental and other concerns surrounding coal-fired generation;

•                  volatile fuel and purchased power costs;

•                  the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•                  the liquidity of wholesale power markets and the use of derivative contracts in our business;

•                  potential shortfalls in insurance coverage;

•                  new accounting requirements or new interpretations of existing requirements;

•                  generation, transmission and distribution facility and system conditions and operating costs;

•                  the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our region;

•                  the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations;

•                  technological developments affecting the electric industry; and

•                  restrictions on dividends or other provisions in our credit agreements and ACC orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED
	MARCH 31,
	2014	2013

Operating Revenues	$686,251	$686,652

Operating Expenses
Fuel and purchased power	249,786	230,679
Operations and maintenance	212,882	223,250
Depreciation and amortization	101,772	103,730
Taxes other than income taxes	45,845	40,021
Other expenses	796	2,049
Total	611,081	599,729

Operating Income	75,170	86,923

Other Income (Deductions)
Allowance for equity funds used during construction	7,442	6,864
Other income	2,367	758
Other expense	(4,684)	(3,752)
Total	5,125	3,870

Interest Expense
Interest charges	52,969	49,478
Allowance for borrowed funds used during construction	(3,770)	(3,990)
Total	49,199	45,488

Income Before Income Taxes	31,096	45,305

Income Taxes	6,405	12,469

Net Income	24,691	32,836

Less: Net income attributable to noncontrolling interests	8,925	8,392

Net Income Attributable To Common Shareholders	$15,766	$24,444

Weighted-Average Common Shares Outstanding - Basic	110,257	109,832

Weighted-Average Common Shares Outstanding - Diluted	110,888	110,835

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$0.14	$0.22
Net income attributable to common shareholders - diluted	$0.14	$0.22